Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President - Corporate Relations, TDS
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager - Investor Relations, TDS
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS TO RESTATE CASH FLOW STATEMENT FOR SEPTEMBER 30, 2004
No impact on revenues, expenses, net income, earnings per share or balance sheet

CHICAGO – Dec. 22, 2004 – Telephone and Data Systems, Inc. [AMEX:TDS] today announced that it will restate its Consolidated Statements of Cash Flows for the nine months ended September 30, 2004. The company’s Consolidated Statements of Operations and Consolidated Balance Sheets will not change. The restatement will reflect only a reclassification between Cash Flows From Financing Activities and Cash Flows From Operating Activities. The restatement will have no effect on TDS’s Net increase in cash and cash equivalents.

In the third quarter of 2004, TDS’s 82%-owned subsidiary, United States Cellular Corporation, repaid certain zero coupon debt at its accreted value of $163.3 million. The entire amount was classified as Repayment of U.S. Cellular long-term debt under Cash Flows From Financing Activities on the Consolidated Statements of Cash Flows.

In the restated Consolidated Statements of Cash Flows, $68.1 million will be reclassified from Repayment of U.S. Cellular long term-debt under Cash Flows From Financing Activities to Accreted interest on repayment of U.S. Cellular long-term debt under Cash Flows From Operating Activities. As a result, Cash Flows From Financing Activities will increase by $68.1 million from $26.8 million to $94.9 million and Cash Flows From Operating Activities will decrease by $68.1 million from $543.6 million to $475.6 million.

All of the numbers discussed above are rounded.

No other amounts in the company’s financial statements will change.

As a result of the restatement, the previously reported Consolidated Statements of Cash Flows for September 30, 2004 should not be relied upon. The company intends to file an amendment to its Form 10-Q for the period ended September 30, 2004 as promptly as possible.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and local telephone service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Sept. 30, 2004, the company employed 11,200 people and served nearly 6 million customers/units in 36 states.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of USM to start up the operations of the licensed areas involved in the AT&T Wireless transaction completed in August 2003; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which TDS and U.S. Cellular operate; advances in telecommunications technology, including Voice over Internet Protocol; the impact of local number portability; changes to access and pricing of unbundled network elements; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could adversely impact the availability, cost and terms of financing; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly service revenue per unit, churn rates, roaming rates and the mix of products and services offered in TDS and U.S. Cellular markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web site at:

TDS: www.teldta.com